INTERNATIONAL DISTRIBUTOR AGREEMENT

THIS INTERNATIONAL DISTRIBUTOR AGREEMENT (this “Agreement”) is made and entered into on __________, 2013 (“Effective Date”) by and between WindStream Technologies, Inc., a California corporation with a principal place of business at 819 Buckeye Street, North Vernon, IN 47265 (“WindStream”) and Jamaica Public Service Company Ltd., a corporation organized and existing under the laws of Jamaica with its registered head office at 6 Knutsford Boulevard, Kingston 5, Jamaica (“JPS”).

1. Appointment and Acceptance

1.1 WindStream hereby appoints JPS on an exclusive basis to purchase and resell the Products in the Territory. JPS accepts this appointment on the terms and conditions set forth herein and obligates itself to the requirements of this Agreement.

1.2 The term "Products" shall mean the WindStream products listed on Exhibit A attached hereto. Notwithstanding the foregoing, WindStream will make available to JPS its product offerings on an “open source” basis, offering full “product availability” throughout the term hereof; provided, that WindStream reserves the right to delete discontinued Products upon thirty (30) days prior written notice to JPS. The Products will include all products or support accessories commercially reasonably necessary to facilitate the final sale and installation of Products to the commercial or residential end user, including, without limitation, breakout, assembly consolidation, pre-pack and JIT consumer fulfillment from the point of sale pending the fulfillment order produced by JPS. New or additional Products developed by WindStream during the term of this Agreement shall be included on Exhibit A.

1.3 The term "Territory" shall mean the Caribbean.

1.4 JPS shall not appoint any subdistributors, subrepresentatives or subagents to sell or otherwise promote the sale of the Products without the express written consent of WindStream. JPS shall not, without the express written authorization of WindStream (i) re-export the Products from the Territory, or (ii) sell, service or promote the Products from a location outside of the Territory.

1.5 WindStream has appointed its registered product Dealer, Caribbean ESCO, Ltd. (herein referred to as “ESCO”) to execute, bring resolution to, or close, open issues under this Agreement in the absence of WindStream, until such date WindStream establishes offices in the region – provided however that any such resolution remains subject to WindStream approval. For the purposes thereof, ESCO shall be deemed the authorized agent of WindStream.

2. Direct Sales. WindStream shall not directly or indirectly sell or cause or permit to be sold any of the Products in the Territory by any person other than JPS without the prior written consent of JPS; provided that JPS is not in breach of this Agreement at the time of such sale. In the event that WindStream should make any sales directly to customers in the Territory with the consent of JPS, it will compensate JPS for any and all technical assistance performed at WindStream's request. Further, in the event a prospective customer approaches WindStream with the request for a Product quotation WindStream shall direct such person to contact JPS for the said quotation; provided that JPS is not in breach of this Agreement at the time of request for Product quotation.

3. JPS’s Representations. In order to induce WindStream to enter into this agreement, JPS, and its undersigned officer, warrant and represent that:

3.1 JPS is a corporate entity duly organized and in good standing, and will remain in compliance with all applicable laws in the Territory.

3.2 JPS was not created primarily to enter into this Agreement or to handle the Products, and its business is not exclusively or principally devoted to the purchase and resale of the Products.

3.3 JPS is and will remain an independent contractor with respect to its relationship with WindStream. JPS agrees that with the exception of the offered by WindStream under this Agreement, WindStream has granted it no authority to make changes to WindStream's terms and conditions of sale, or, in general, to enter into contracts or make quotations on behalf of or to bind WindStream in any transactions with JPS's customers or any governmental agencies or third parties. No relationship of employment shall arise between WindStream and JPS, or between WindStream or any employee or representative of JPS. JPS is at all times acting for its own account, and at its own expense with the exception of the warranties hereunder which are extended to JPS’ customers. WindStream agrees that the warranties provided to JPS under this Agreement and the Sales Order shall be extended to third parties who purchase the Products from JPS.

4. Term

4.1 Subject to the provisions of Section 13 below, the term of this agreement shall be for a fixed period of three (3) years, commencing on the Effective Date and ending automatically at the expiration of such period, unless renewed as provided in provision 4.2 below.

4.2 If WindStream and JPS expressly agree in writing to renew this Agreement prior to the foregoing expiration date, this Agreement shall continue in full force and effect for up to two (2) successive one (1) year renewal periods.

5. Prices and Terms

5.1. The Product prices will be quoted in each applicable Sales Order, and the Terms and Conditions of Sale attached thereto (the “Sales Order”). Prices are exclusive of any national, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees, which shall be the responsibility of JPS. In the event that WindStream is required to pay any such taxes, duties or fees, such items will be added to the invoice to be paid by JPS. Additional payment terms for each order will be set forth in the applicable Sales Order.

5.2 WindStream may adjust the prices of the Products from time to time upon thirty (30) days prior written notice to JPS. All quotations issued by Windstream prior to the effective date of the price change shall remain valid and the price protected for a period not exceeding three (3) months from the effective date of the price change.

5.3 All payments shall be made in United States dollars and shall be made by JPS no later than thirty (30) days following the receipt of WindStream’s invoice or subject to credit terms offered to JPS by EXIM Bank (Export Import Bank of the United States).

5.4 WindStream will provide JPS, pending approval from the EXIM Bank , the following credit terms, provided that such credit terms shall be modifiable at any time by WindStream in its sole option:

5.4.1 180 day after shipment credit terms for all WTI approved inventory, included but not limited to turbines, PV, inverters and mounting kits.

5.5 JPS will submit to WindStream a buyer credit limit form for a minimum of $500,000.00 USD for purchases of Products hereunder. Upon WindStream’s approval of JPS credit line, JPS will issue an inventory purchase order of a minimum of $500,000.00.

6. WindStream Obligations. WindStream will, in conjunction with ESCO, during the term of this Agreement:

6.1 Provide pre-launch sales and installation training and support for all retail stores as reasonably necessary without additional charge at JPS’s facility for a reasonable number of JPS's engineers, sales and/or service personnel in use, maintenance, installation and operation of the Products. WindStream agrees to pay all expenses of its employees and agents, and that of ESCO, to conduct such training sessions, including salaries and transportation. JPS will organize the sales and installation associates and host all onsite training events;

6.2 Develop a certified installer program for JPS sponsored contractors;

6.3 Provide JPS monthly operating reports and billing statements to replenish outbound inventory consumption on a 30 day fulfillment period;

6.4 Provide $50,000 USD worth of in-kind marketing materials for E-Stores including but not limited to in-store displays, paper marketing materials, and demonstration units; JPS shall be responsible for generating all additional materials to be used in the Territory;

6.5 Render assistance, as needed, to JPS on energy assessment, system design, installation, inventory management, service and maintenance, technical and sales problems and make visits to the Territory, at no cost to JPS;

6.6 Provide commercial project consultation and management services as deemed necessary by JPS; provided that WindStream and ESCO may charge for these services on a case by case basis;

6.7 Invoice JPS for each Product sold on the day it is shipped or in accordance with the terms of the accepted relevant Sales Order.

7. JPS Obligations. JPS agrees that it will:

7.1 Actively use its reasonable efforts to promote and penetrate the market for the Products in the Territory; JPS will exclusively purchase and market solar, wind, hybrid energy products from WindStream for the residential and commercial markets in the Territory;

7.2 Provide consultation and support services to WindStream for all products that require certification from the Jamaican Bureau of Standards;

7.3 Maintain adequate premises and facilities within the Territory, at its own expense, from which to sell and/or service the Products, including, without limitation, a suitable warehousing facility for in market assembly and fulfillment.

7.4 Employ an adequate number of capable salesmen with engineering experience, at its own expense, to engage in the sale and service of the Products;

7.5 Make available its salesmen, from time to time, as may be mutually agreeable, to visit WindStream's facility at JPS's expense, for the purpose of developing expertise in the capabilities, competitive advantages, and operation of the Products;

7.6 Submit to WindStream regular weekly and monthly status reports in the format specified by WindStream, reflecting sales activities and anticipated requirements of customers in the Territory;

7.7 Promptly submit its written purchase orders to WindStream to facilitate reasonable delivery times and scheduling of production;

; and

8. Purchase Orders. Any purchase orders issued by JPS are subject to acceptance by WindStream and will not be deemed accepted until a written confirmation has been dispatched by WindStream.

9. Delivery/Title/Risk of Loss

9.1 WindStream will ship all Products Free Carrier (FCA) (JPS named international carrier) (JPS pays freight and insurance) WindStream’s place of manufacture. INCOTERMS 2010 published by the International Chamber of Commerce shall govern to the extent that the applicable Sales Order specifies terms covered by INCOTERMS 2010; provided, however, that in the event of any conflict between the Sales Order and INCOTERMS 2010, the terms of this Agreement and the applicable Sales Order shall govern, the former taking precedence over the latter..

9.2 Any shipping schedule provided by WindStream to JPS is WindStream’s then current estimate of delivery dates. WindStream will use its best efforts to deliver the Products in accordance with that schedule, but does not warrant or guarantee any particular delivery dates. If a specific shipping date is designated either on the face hereof or subsequently by writing signed by WindStream, WindStream will not be liable for any damages, including indirect, incidental or consequential damages, in connection with the delivery or non-delivery of any Product, including but not limited to damages incurred during shipment or caused by a delay in delivery; provided that such damage is not the result of the incorrect or unsatisfactory packaging and loading of such Products. Upon delivery of the Products to the JPS appointed international carrier, title and risk of loss will pass to JPS; provided that such damage or loss is not the result of the incorrect or unsatisfactory packaging and loading of such Products. The carrier will be deemed to be JPS’ agent and JPS bears all risk of loss or damage during transit; provided that such damage or loss is not the result of the incorrect or unsatisfactory packaging and loading of such Products. WindStream shall be responsible for the preparation and packing of the Products so as to ensure compliance with carrier regulations and prevent damage or deterioration during handling, shipment and storage. If the Products are damaged or deteriorate as a result of improper packing or packaging, WindStream shall be liable for such damage or deterioration.

10. Product Warranty

10.1 WindStream warrants to JPS that the Products will be free from defects in material and workmanship for a period of the later of: (a) five (5) years from the shipping date; and (b) three (3) years from the date of completion of installation at the end user site. This Product Warranty is extended to JPS and such warranty may be passed through to JPS’s customer.

10.2 The responsibility of WindStream under the foregoing warranty shall be, at its option will either (a) repair any Product found to be defective in workmanship or material, (b) replace any Product found to be defective in workmanship with conforming goods FCA at JPS’ appointed international carrier or (c) refund the purchase price paid for any Product found to be defective, but only on condition that (i) JPS shall make a written claim within ninety (90) days after the appearance of such defect within the Warranty Period setting forth in reasonable detail the nature of the alleged defect in workmanship or material that gave rise to such warranty claim, and (ii) within ninety (90) days after the appearance of such alleged defect, any Products alleged to be defective must be returned to WindStream at the address designated by WindStream or at the option of WindStream. Replacement parts supplied by WindStream will be guaranteed for the remainder of the Product warranty period or ninety (90) days from date of shipment from factory, whichever is greater.

10.3 All WindStream warranties hereunder are conditioned upon proper use of the Products in the application for which they are intended, and no warranty shall apply to: (a) improper installation or storage; (b) ordinary wear, tear or deterioration of the Products; (c) operation or maintenance not in accordance with applicable operating instructions; (d) accident, damage, abuse or misuse; (e) modification by any party other than WindStream, where such modification is not undertaken with the consent of WindStream or (f) abnormal or unusual operating conditions or applications, including any application in any way different from that for which such Product was designed. Any modification, tampering or manipulation of the Products, any alteration of any parts or any substitution of parts not provided by WindStream or not authorized by WindStream shall render void all of WindStream’s warranties with respect to the Products.

11. WindStream’s Confidential Information and Rights

11.1 JPS acknowledges that it will acquire information and materials from WindStream and knowledge about the technology, business, organization, products, strategies, customers, and suppliers of WindStream and that all such knowledge, information and materials acquired and the existence, terms and conditions of this Agreement are and will be trade secrets and confidential and proprietary information of WindStream (collectively "Confidential Information"), whether owned by WindStream or licensed by WindStream from third parties, are subject to a valuable proprietary interest of WindStream, and that JPS is under an obligation to maintain the secrecy of such Confidential Information. Without limiting the generality of the foregoing obligations, JPS agrees that for the term of this Agreement and thereafter until such time as the Confidential Information is in the public domain, JPS will (i) not disclose, publish or disseminate any Confidential Information to any third party without the prior written approval of WindStream except to its employees with a “need to know” who have executed an agreement with JPS to comply the nondisclosure and nonuse obligations of this Section 11 and ESCO, (ii) not use any Confidential Information for any other purpose other than to perform the obligations of this Agreement, and (iii) treat all Confidential Information in a secret manner, including placing appropriate restricted marking and legends on the Confidential Information and maintain such written information in a secure storage facility.

11.2 During the term of this Agreement, JPS is authorized to use WindStream trademarks for the Products in connection with JPS's advertisement, promotion and distribution of the Products in the Territory. JPS acknowledges that WindStream owns and retains all trademarks, copyrights and other proprietary rights in the Products, and agrees that it will not at any time during or after the termination of this Agreement seek to register any trademark, trade name, copyright or other proprietary right or assert or claim any interest in or take any action which may adversely affect the validity or enforceability of any trademark, trade name, trade secret, or copyright belonging to or licensed to WindStream.

11.3 JPS agrees to use reasonable efforts to protect WindStream's proprietary rights and to cooperate in WindStream's efforts to protect its proprietary rights. JPS agrees to notify WindStream of any known or suspected breach of WindStream's proprietary rights and to cooperate with WindStream in any action by WindStream to investigate or remedy an infringement of such rights. Any efforts or support provided by JPS in accordance with this Section 11.3 shall be atWindStream’s expense.

11.4 Neither JPS nor its employees and agents, will, without WindStream's prior consent, alter any of the Products or remove, alter, obliterate or mar any notice or legend of WindStream's copyrights, trademarks or trade secrets.

12. Infringement Indemnification

12.1 WindStream shall indemnify and hold JPS harmless against any claim, suit or proceeding brought against the JPS so far as it is based on a claim that the use or transfer of any Products delivered hereunder constitutes an infringement of a patent, trademark or copyright, so long as WindStream is notified in writing by the JPS of any such action and given full information and assistance at WindStream's expense for the defense of any such claim or proceedings. WindStream shall pay all damages and cost awarded against the JPS but shall not be responsible for any settlement made without its consent. In the event of final judgment which prohibits the JPS or the JPS's customers from continued use of any Products by reason of infringement of such patent, trademark or copyright, WindStream shall at its expense, obtain the rights to continued use of any such Product, replace or modify such Product so that it is no longer infringing.

12.2 WindStream shall have no liability to the JPS under any provisions of this Section 12 if any patent, trademark or copyright infringement or claim thereof is based upon the use of Products delivered hereunder in connection or in combination with equipment or devices not delivered by WindStream or use of any such Product in a manner for which the same was not designed; provided that such utilization gives rise to such claim of infringement.

13. Termination

13.1 WindStream may terminate this Agreement at any time prior to the expiration of its stated term upon the occurrence of any of the following events, each of which is expressly declared to be "Just Cause" for termination of this Agreement:

13.1.1 JPS defaults in any payment due WindStream for Products purchased under this Agreement and such default continues unremedied for a period of fifteen (15) days following WindStream's written notice to JPS;

13.1.2 JPS fails to perform any other obligation, warranty, duty or responsibility under the Agreement, and such failure or default continues unremedied for a period of thirty (30) days following WindStream's written notice to JPS;

13.1.4 JPS becomes insolvent; proceedings are instituted by or against it in bankruptcy, insolvency, reorganization or dissolution; or it makes an assignment for the benefit of creditors; or

13.1.5 JPS is merged, consolidated, or substantially changes the nature or character of its business, or substantially changes its management ownership or principals;

13.2 Either party may terminate this Agreement at will at any time during the term of this Agreement, with or without cause, by giving not less than two (2) months written notice to the other party.

13.3 Upon termination hereby by either party:

13.3.1 All sums due to either party from the other shall be promptly paid;

13.3.2 JPS orders received and accepted by WindStream prior to termination of this Agreement shall be fulfilled in accordance with their terms;

13.3.3 JPS shall deliver promptly to WindStream all Confidential Information in JPS’s possession or under JPS’s control upon receipt by JPS of the written request for such information from WindStream;

13.3.4 JPS will cease all display, advertising and use of WindStream tradenames, trademarks, logos and designations, except uses on the Products which remain in JPS's possession; and

13.3.5 WindStream shall have the option to repurchase any or all of the Products in JPS’s inventory which are new and unused at net price paid originally by JPS and WindStream shall be responsible for all cost associated with the transportation and shipment of such Products from JPS or such location where such Products are being held on behalf of JPS.

14. Governing Law. The parties agree that, subject to the provisions of this Agreement to the contrary, the laws of Jamaica shall govern the interpretation, enforcement and performance of this Agreement. WindStream and JPS each expressly waive and disavow any rights that may accrue under any other body of law.

15. Dispute Resolution

15.1 It is the intention of the parties to use their best efforts to informally resolve, where possible, any dispute, claim, demand or controversy arising out of the performance of this Agreement by mutual negotiation and cooperation.

15.2 In the event that the parties are unable to informally resolve any dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, vested or contingent, that such party may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes"), the parties may by mutual agreement proceed to have such Dispute completely and finally settled by submission of the said Dispute to arbitration before a single arbitrator under the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect. Unless the parties agree otherwise, the arbitration proceedings shall take place in New York, New York, U.S.A., and the arbitration proceedings hereunder shall be conducted in English. The award of the arbitrator shall be in writing, shall be final and binding upon the parties. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect.

16. Attorney’s Fees. If any party shall commence any action or proceeding against another that arises out of the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees, unless the arbitrator awards otherwise.

17. U.S. Laws and Regulations

17.1 JPS acknowledges that WindStream has informed it that United States law and related regulations may under certain circumstances forbid the re-export of Products (or associated technical data) sold or transferred to customers in the Territory or elsewhere. JPS agrees that it will make every reasonable effort to comply with such regulations, including providing customer information required by WindStream to comply with United States and local country laws and regulations.

17.2 JPS shall comply with all applicable laws in performing its obligations under this Agreement. Without limiting the generality of the foregoing, JPS further agrees that it shall not knowingly take no action that would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar U.S. or foreign law, or take any action that would create any liability for WindStream under any such law. WindStream reserves the right to withhold payment under this Agreement if it receives information causing it to believe in good faith that JPS has knowingly taken any action that could subject WindStream to liability under the U.S. Foreign Corrupt Practices Act of 1977, as amended.

18. Non-Solicitation and Covenant Not to Compete.

18.1 During the period commencing on the date hereof and ending two (2) years after the termination of this Agreement for any reason (the “Restricted Period”), JPS shall not directly or indirectly induce, solicit, persuade or entice or attempt to induce, solicit, persuade or entice any of the employees, consultants or agents of WindStream to leave the employment of WindStream including any of its affilaites or subsidiaries or to terminate the consultancy or agency relationship with WindStream, as the case may be.

18.2 During the Restricted Period, JPS shall not, without the written consent of a duly authorized officer of WindStream: (i) directly or indirectly, whether as principal, agent, stockholder, or in any other capacity, have a financial interest in any company or enterprise which is in competition with any business actively conducted by WindStream or any of its subsidiaries; provided, however, that this shall not be deemed to preclude JPS from owning not more than 1% of the stock or securities of any corporation, the shares of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended or (ii) directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, provide any services to any of WindStream’s clients, or provide any services to any company or enterprise which in either case such direct or indirect provision of such service would result in competition with the services, products and technologies sold, licensed or being developed or planned or otherwise contemplated by WindStream or any of its subsidiaries or affiliates at the time of the termination of this Agreement. However, nothing contained herein will prevent JPS from (a) having a financial interest in or providing services for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of WindStream, irrespective of whether some other Unit of such entity engages in such competition (as long as JPS does not have a financial interest in or provide services for such other Unit) and provided JPS presents a signed statement to WindStream stating the name of each such Unit, the type of business conducted by each such Unit and affirming that s/he will not be in any way involved with the Unit(s) which are competitive with the business of WindStream; or (b) from accepting a non-comparable position with a competitor of WindStream, provided s/he presents a signed statement to WindStream stating the name of the competitor and affirming that his/her position with the competitor is not comparable to the position that s/he held with WindStream; or (c) subject to Section 7.1, entering into any contractual arrangement with a third party competitor of WindStream for the provision by such third party of any goods or service to JPS.

18.3 During the Restricted Period, JPS shall not, directly or indirectly, induce, solicit, persuade or entice or attempt to induce, solicit, persuade or entice any person who is then or has been within the preceding 12-month period a customer, client or account of WindStream or any of its affiliates, or any actual customer leads whose identity JPS learned of during the term of this Agreement or any extension thereof, to terminate or to adversely alter its contractual or other relationship with WindStream or any of its affiliates.

19. Limitation of Liability. Neither WindStream nor JPS shall be liable to the other, or to JPS's customers, for any special, indirect, or consequential damages, including but not limited to loss of profits, loss of business opportunities, or loss of business investment.

20. Indemnification. JPS agrees to indemnify and hold WindStream harmless from any costs, claims, damages, losses, liabilities or expenses (including reasonable attorney's fees) asserted by any third party resulting from JPS’s breach of the Agreement, any inaccurate or unauthorized representation or warranty made by JPS, misuse or modification of the Products by JPS or failure to conform to local laws and regulations. WindStream agrees to defend, indemnify and hold harmless JPS from and against all claims by third parties against JPS for injuries or property damage to the extent that such injuries or property damage is caused by a defect in manufacture or labeling of the Products; and against all claims by this parties against JPS in respect of any breach of any intellectual proprietary right by JPS in respect of the Products.

21. Survival. In addition to JPS's obligation to pay WindStream all amounts due hereunder, Sections 10, 11, l2 , 14, 18, 19 and 20 shall expressly survive termination of the Agreement.

22. Assignment. Neither party may assign any of the rights or obligations set forth in this Agreement without the prior written consent of the other, provided that WindStream shall have the right to assign any portion of the Agreement to its subsidiaries and affiliated companies; provided that WindStream promptly provides JPS with a notice of such assignment.

23. Notices. All notices and demands under this Agreement shall be in writing and shall be served by personal service or by mail at the address of the receiving party first stated in this Agreement (or such different address as may be designated by such party to the other in writing). All notices or demands by mail shall be by telex, cable, telefacsimile, or by certified or registered airmail, return-receipt requested, and shall be deemed complete upon receipt.

24. Integrated Agreement. This Agreement, together with any applicable Sales Order, constitutes the entire understanding and agreement between WindStream and JPS and terminates and supersedes all prior formal or informal understandings. In the event of a conflict between the provisions of this Agreement and the applicable Sales Order, the provisions of this Agreement shall prevail, save and except where WindStream and JPS have expressly agreed in writing otherwise.

25. Language. This Agreement has been written in the English language. It may be translated, for convenience, into other languages. However, in case of error or disagreement, the executed English language version shall prevail.

26. Counterpart. This Agreement may be executed in multiple counterparts, each of which is an original, but all of which together constitute one and the same Agreement.

27. Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. The parties hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties

28. Amendment. This Agreement shall only be varied or amendment upon written agreement between the parties. The parties acknowledge and agree that otherwise the parties expressly agree in writing to the contrary, the provisions of any Sales Order shall not be deemed to vary or otherwise amend this Agreement in respect of any order of Products during the term of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WINDSTREAM TECHNOLOGIES, INC.

By: ______________________

Name: Daniel Bates

Title: President

JAMAICA PUBLIC SERVICE COMPANY LTD.:

By: ____________________

Name:

Address: